EXHIBIT 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of June 1, 2017 (the “Agreement”), is made and entered into by and among Semiconductor Components Industries, LLC (the “Company”), a wholly-owned subsidiary of ON Semiconductor Corporation, a Delaware Corporation (the “Parent”), with offices at 5005 East McDowell Road, Phoenix, Arizona 85008, and Keith Jackson (the “Executive”).

Executive is currently employed as the President and Chief Executive Officer of the Company and Parent pursuant to the Employment Agreement dated November 10, 2002, and amended by a Letter Agreement dated November 19, 2002, Amendment No. 2 dated March 21, 2003, Amendment No. 3 dated May 19, 2005, Amendment No. 4 dated February 14, 2006, Amendment No. 5 dated September 1, 2006, Amendment No. 6 dated April 23, 2008, Amendment No. 7 dated April 30, 2009, and Amendment No. 8 dated March 24, 2010 (collectively, the “Prior Agreement”).

Executive and the Company desire to enter into this Agreement to supersede and replace the Prior Agreement in its entirety and to continue Executive’s employment pursuant to the terms and conditions set forth herein.

1.    Employment, Duties and Agreements.

(a)    Executive shall continue his employment as the President and Chief Executive Officer during the employment period fixed by Section 3 hereof (the “Employment Period”). Executive shall report to the Board of Directors of the Parent or its designee and shall have such duties and responsibilities as the Board of Directors of the Parent may reasonably determine from time to time as are consistent with Executive’s position as President and Chief Executive Officer. In addition, during the Employment Period, the Company shall cause Executive to be elected as a member of the Board of Directors of the Parent. During the Employment Period, Executive shall be subject to, and shall act in accordance with, all reasonable instructions and directions of the Board of Directors of the Parent and all applicable policies and rules of the Company. Executive’s principal work location shall be Phoenix, Arizona, provided that Executive shall be required to travel as required in order to perform his duties and responsibilities hereunder.

(b)    During the Employment Period, excluding any periods of vacation and sick leave to which Executive is entitled, Executive shall devote his full working time, energy and attention to the performance of his duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Company.

(c)    During the Employment Period, Executive may not, without the prior written consent of the Company, directly or indirectly, operate, participate in the management, operations or control of, or act as an executive, officer, consultant, agent or representative of, any type of business or service (other than as an executive of the Company), provided that it shall not be a violation of the foregoing for Executive to manage his personal, financial and legal affairs so long as such activities do not interfere with the performance of his duties and responsibilities to the Company as provided hereunder.

2.    Compensation.

(a)    As compensation for the agreements made by Executive herein and the performance by Executive of his obligations hereunder, during the Employment Period, the Company shall pay Executive, pursuant to the Company’s normal and customary payroll procedures, a base salary at the rate determined by the Compensation Committee (the “Base Salary”). The Board of Directors of the Parent shall review Executive’s Base Salary from time to time.

(b)    In addition to the Base Salary, during the Employment Period, Executive shall be eligible to participate in the bonus program established and approved by the Board of Directors of the Parent and/or its Compensation Committee (both or either herein may be referred to as the “Board”) (the “Program”) and, pursuant to the Program, Executive may earn a bonus (the “Bonus”) on an annual or other performance period basis (a “Performance Cycle”) of up to a target of 150% of Base Salary earned and paid during the applicable Performance Cycle or an additional amount as approved by the Board under the Program and in each case based on certain performance criteria; provided that Executive is actively employed by the Company on the date the Bonuses are paid under the Program, except as provided in Section 5(a) herein. The Bonus may be paid annually or more frequently depending upon the Performance Cycle, as determined by the Board and pursuant to the Program. The Bonus will be specified by the Board, and the Bonus will be reviewed at least annually by the Board.

(c)    During the Employment Period: (i) except as specifically provided herein, Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs of the Company which are made available generally to other senior executive officers of the Company, and (ii) except as specifically provided herein, Executive and/or Executive’s family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs (including the Company’s disability plan) provided by the Company which are made available generally to other senior executive officers of the Company (for the avoidance of doubt, such plans, practices, policies or programs shall not include any plan, practice, policy or program which provides benefits in the nature of severance or continuation pay).

(d)    During the Employment Period, the Company shall provide Executive with a car allowance not to exceed $1,200 per month.

(e)    During the Employment Period, Executive shall be entitled to at least four (4) weeks of paid vacation time for each calendar year in accordance with the Company’s normal and customary policies and procedures now in force or as such policies and procedures may be modified with respect to senior executive officers of the Company.

(f)    During the Employment Period, the Company shall reimburse Executive for all reasonable business expenses upon the presentation of statements of such expenses in accordance with the Company’s normal and customary policies and procedures now in force or as such policies and procedures may be modified with respect to senior executive officers of the Company.

(g)    During the Employment Period, the Board may ask Executive to provide services to affiliates of the Company, including the Parent, that are consistent with Executive’s position as President and Chief Executive Officer. Executive agrees to perform such services without additional compensation from the Company, any affiliate, or the Parent.

3.    Employment Period.

The Company shall employ Executive on the terms and subject to the conditions of this Agreement commencing as of the date of the execution of this Agreement (the “Effective Date”). On each anniversary of the Effective Date, the term of this Agreement shall automatically be extended for additional one-year periods unless either party provides the other party with notice of non-renewal at least sixty (60) days before any such anniversary (the anniversary date on which the Employment Period (as defined below) terminates shall be referred to herein as the “Scheduled Termination Date”). The period during which Executive is employed by the Company pursuant to this Agreement shall be referred to as the “Employment Period.” Notwithstanding the foregoing, Executive’s employment hereunder may be terminated during the Employment Period prior to the Scheduled Termination Date upon the earliest to occur of the following events (at which time the Employment Period shall be terminated):

(a)    Death. Executive’s employment hereunder shall terminate upon his death.

(b)    Disability. The Company shall be entitled to terminate Executive’s employment hereunder for “Disability” if, as a result of Executive’s incapacity due to physical or mental illness or injury, after any accommodation required by law, Executive shall have been unable to perform his duties hereunder for a period of ninety (90) consecutive days, and within thirty (30) days after Notice of Termination (as defined in Section 4 below) for Disability is given following such 90-day period, Executive shall not have returned to the performance of his duties on a full-time basis.

(c)    Cause. The Company may terminate Executive’s employment hereunder for Cause. For purposes of this Agreement, the term “Cause” shall mean: (i) a material breach by Executive of this Agreement; (ii) the failure by Executive to reasonably and substantially perform his duties hereunder (other than as a result of physical or mental illness or injury); (iii) Executive’s willful misconduct or gross negligence which is materially injurious to the Company; or (iv) the commission by Executive of a felony or other serious crime involving moral turpitude. In the case of clauses (i) and (ii) above, the Company shall provide notice to Executive indicating in reasonable detail the events or circumstances that it believes constitute Cause hereunder and, if such breach or failure is reasonably susceptible to cure, provide Executive with a reasonable period of time (not to exceed thirty (30) days) to cure such breach or failure. If, subsequent to Executive’s termination of employment hereunder for other than Cause, it is determined in good faith by the Board that Executive’s employment could have been terminated for Cause, Executive’s employment shall, at the election of the Board, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

(d)    Without Cause. The Company may terminate Executive’s employment hereunder during the Employment Period without Cause.

(e)    Voluntarily. Executive may voluntarily terminate his employment hereunder (other than for Good Reason), provided that Executive provides the Company with notice of his intent to terminate his employment at least three months in advance of the Date of Termination (as defined in Section 4 below).

(f)    For Good Reason. Executive may terminate his employment hereunder for Good Reason and any such termination shall be deemed a termination by the Company without Cause. For purposes of this Agreement, “Good Reason” shall mean (i) a material breach of this Agreement by the Company or (ii) a material diminution of Executive’s duties and responsibilities hereunder; provided that in either case, Executive shall notify the Company within thirty (30) days after the event or events which Executive believes constitute Good Reason hereunder and shall describe in such notice in reasonable detail such event or events and provide the Company a reasonable time to cure such breach or diminution (not to exceed thirty (30) days).

4.    Termination Procedure.

(a)    Notice of Termination. Any termination of Executive’s employment by the Company or by Executive during the Employment Period (other than a termination on account of the death of Executive) shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 11(a).

(b)    Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated pursuant to Section 3(b), thirty (30) days after Notice of Termination, provided that Executive shall not have returned to the performance of his duties hereunder on a full-time basis within such thirty (30) day period, (iii) if Executive voluntarily terminates his employment, the date specified in the notice given pursuant to Section 3(e) herein which shall not be less than three months after the Notice of Termination is delivered to the Company, (iv) if Executive terminates his employment for Good Reason pursuant to Section 3(f) herein, thirty (30) days after Notice of Termination, and (v) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days, or any alternative time period agreed upon by the parties, after the giving of such notice) set forth in such Notice of Termination.

5.    Termination Payments.

(a)    Without Cause. In the event of the termination of Executive’s employment during the Employment Period by the Company without Cause (including a deemed termination without Cause as provided for in Section 3(f) herein), in addition to Executive’s accrued but unused vacation and Base Salary through the Date of Termination (to the extent not theretofore paid), Executive shall be entitled to continue to receive his Base Salary at the rate in effect as of the Date of Termination for a period of two (2) years following the Date of Termination, with such Base Salary to be paid in installments in accordance with the Company’s normal payroll practices in effect from time to time, beginning with the first payroll period immediately following the date on which the general release and waiver described below in Section 5(d) becomes irrevocable; provided, however, that the amount of payments during the six-month period following the Date of Termination shall not exceed the separation pay exception limitation amount set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) (any amount that is payable during such six-month period that is in excess of the separation pay exception limitation shall be paid in a single lump sum on the on the first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service (the “Delayed Payment Date”); provided further that the payments and benefits provided herein are subject to and conditioned upon Executive executing (and not revoking) the general release and waiver described below in Section 5(d) and the payments and benefits are subject to and conditioned upon Executive’s compliance with the restrictive covenants provided in Sections 7 and 8 hereof. If the Company determines in good faith that the separation pay exception set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii) does not apply as of the Date of Termination, the amount set forth above shall be paid (i) in an initial lump sum equal to six months’ Base Salary (net of applicable taxes and withholdings) on the Delayed Payment Date; and (ii) thereafter in installments in accordance with the Company’s normal payroll practices in effect from time to time. Notwithstanding the foregoing, Executive shall be required to mitigate any damages that Executive may incur as a result of a termination of his employment by the Company without Cause (including a deemed termination without Cause as provided in Section 3(f) herein) during the Employment Period by seeking employment comparable in terms of compensation, position and location to Executive’s employment hereunder. Any amounts that Executive earns pursuant to such employment shall offset and reduce the amount of severance required to be paid to Executive pursuant to this Section 5(a) during the two-year period following the Date of Termination. For purposes of the paragraph, “employment” shall mean any activity for which Executive is compensated as a result of the rendering of services, whether such services are rendered as a common law employee, a partner, sole proprietor, independent contractor or otherwise. Executive shall be required to provide such evidence as the Company may reasonably require regarding the amount of such earnings. Except as provided in this Section 5(a) and Sections 2(e), 7 and 10(d), to the extent applicable, the Company shall have no additional obligations under this Agreement.

(b)    Disability or Death. If Executive’s employment is terminated during the Employment Period as a result of Executive’s death or Disability, the Company shall pay Executive or Executive’s estate, as the case may be: (i) Executive’s accrued but unused vacation through the Date of Termination; (ii) his accrued but unpaid Base Salary through the Date of Termination (to the extent not theretofore paid); (iii) any Bonus earned by Executive in respect of the Company’s Performance Cycle ending immediately prior to the Date of Termination; and (iv) an amount equal to the product of (A) the Bonus earned by Executive in the year immediately preceding the Date of Termination and (B) a fraction, the numerator of which is the number of days in the Company’s fiscal year in which the Date of Termination occurs which are prior to the Date of Termination and the denominator of which is 365. Except as provided in this Section 5(b) and in Sections 2(e), 7 and 10(d), to the extent applicable, the Company shall have no additional obligations under this Agreement. The amounts set forth in (i) and (ii) above shall be paid within thirty (30) days following the Date of Termination. The amounts set forth in (iii) and (iv) above shall be paid as soon as is reasonably practicable after the close of the accounting books and records of the Company for the relevant Performance Cycle at the same time bonuses are paid to other active employees, but in no event will payment be made for any Performance Cycle ending on December 31 before January 1 or after March 15 of the year following the year in which the Performance Cycle ends. If payment by such date is administratively impracticable, payment may be made at a later date as permitted under Treasury Regulation Section 1.409A-1(b)(4)(ii).

(c)    Cause or Voluntarily other than for Good Reason. If Executive’s employment is terminated during the Employment Period by the Company for Cause or voluntarily by Executive other than for Good Reason, the Company shall pay Executive within thirty (30) days following the Date of Termination: (i) Executive’s accrued but unused vacation through the Date of Termination; and (ii) his accrued but unpaid Base Salary through the Date of Termination (to the extent not theretofore paid). Except as provided in this Section 5(c) and in Sections 2(e), 7 and 10(d), to the extent applicable, the Company shall have no additional obligations under this Agreement.

(d)    Release Required. In order to receive the termination related payments and benefits described in this Section 5, within the time periods described below, Executive must execute (and not revoke) a general release and waiver (in a form reasonably acceptable to the Company) waiving all claims Executive may have against the Company, its affiliates (including, without limitation, Parent), successors, assigns, executives, officers and directors, and others. The release shall be provided to Executive on or before the date that is five (5) days following Executive’s Date of Termination and Executive shall have twenty-one (21) days following the date on which the release is given to Executive to sign and return the release to the Company. The release must be executed and returned to the Company within the time period described in the release and it must not be revoked by Executive during the seven (7) day revocation period that will be described in the release. Notwithstanding anything in this Agreement to the contrary, if the Company concludes that the severance payments described in Section 5(a) constitute a “deferral of compensation” within the meaning of the Section 409A Regulations, and if the consideration period that will be described in the release required by Section 5(a), plus the seven (7) day revocation period that will be described in the release, spans two (2) calendar years, the severance payments shall not begin until the second calendar year.

6.    Employment Termination in Connection with a Change of Control.

If within twenty-four (24) months following a Change in Control (as defined herein), (i) the Company terminates Executive’s employment without Cause; or (ii) Executive terminates employment with the Company for Good Reason, then, in addition to all other benefits provided to Executive under Section 5(a) of this Agreement, the Company shall provide Executive with continuation of medical benefits for the greater of (A) two (2) years after the Date of Termination or (B) the remainder of the Employment Period (assuming no automatic extensions of the Employment Period). These benefits shall be provided to Executive at the same cost, and at the same coverage level, as in effect as of Executive’s Date of Termination. However, in the event the cost and/or level of coverage shall change for all employees of the Company, the cost and/or coverage level, likewise, shall change for Executive in a corresponding manner. For purposes of this Agreement, a “Change in Control” shall have the meaning set forth in the ON Semiconductor Corporation Amended and Restated Stock Incentive Plan, as it may be amended from time-to-time. Moreover, subject to and conditioned upon Executive executing (and not revoking) the general release and waiver described below in Section 5(d), Executive shall be entitled to an additional amount equal to two (2) times the total target Bonus (as defined above) under the Program in effect as of the Date of Termination; provided that if Bonuses are paid semi-annually as of the Date of Termination Executive shall be entitled to an amount equal four (4) times the total target Bonus for the Performance Cycle in which the Date of Termination occurs, with such amount paid as soon as is reasonably practicable after the close of the accounting books and records of the Company for the relevant Performance Cycle at the same time bonuses are paid to other active employees, but in no event will payment be made for any Performance Cycle ending on December 31 before January 1 or after March 15 of the year following the year in which the Performance Cycle ends.

7.    Legal Fees; Directors’ and Officers’ Liability Insurance.

(a)    In the event of any contest or dispute between the Company and Executive with respect to this Agreement or Executive’s employment hereunder, each of the parties shall be responsible for their respective legal fees and expenses.

(b)    During the Employment Period, Executive shall be entitled to the same directors’ and officers’ liability insurance coverage that the Company provides generally to its other directors and officers, as may be amended from time to time for such directors and officers.

8.    Non-Solicitation.

During the Employment Period and for two (2) years thereafter, Executive hereby agrees not to, directly or indirectly, solicit or assist any other person or entity in soliciting any employee of the Parent, the Company or any of their subsidiaries to perform services for any entity (other than the Parent, the Company or their subsidiaries), or attempt to induce any such employee to leave the employment of the Parent, the Company or their subsidiaries.

9.    Confidentiality; Non-Compete; Non-Disclosure; Non-Disparagement.

(a)    Executive hereby agrees that, during the Employment Period and thereafter, he will hold in strict confidence any proprietary or Confidential Information related to the Parent, the Company and their affiliates. For purposes of this Agreement, the term “Confidential Information” shall mean all information of the Parent, the Company or any of their affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists or customers’ or trade secrets.

(b)    Executive and the Company agree that the Company would likely suffer significant harm from Executive’s competing with the Company during the Employment Period and for some period of time thereafter. Accordingly, Executive agrees that he will not, during the Employment Period and for a period of two (2) years following the termination of his employment with the Company, directly or indirectly, become employed by, engage in business with, serve as an agent or consultant to, become a partner, member, principal, stockholder or other owner (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of, or otherwise perform services for (whether or not for compensation) any Person. For purposes of this Section 8(b), the term “Person” shall mean any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or government agency or political subdivision thereof that is engaged in, or otherwise competes or has demonstrated a potential for competing with the Business (as defined herein) for customers of the Company or its affiliates anywhere in the world. For purposes of this Agreement, the “Business” shall mean the design, marketing and sale of semiconductors in the power, analog, digital signal processing, mixed signal, advanced logic, discrete and custom devices, data management semiconductors, memory and standard semiconductor components and integrated circuits offered by the Company or its affiliates for use in electronic products, appliances and automobiles, computing, consumer and industrial electronics, wireless communications, networking, military and aerospace and medical end-user markets.

(c)    Executive hereby agrees that, upon the termination of the Employment Period, he shall not take, without the prior written consent of the Company, any drawing, blueprint, specification or other document (in whatever form) of the Parent, the Company or their affiliates, which is of a confidential nature relating to the Parent, the Company or their affiliates, or, without limitation, relating to any of their methods of distribution, or any description of any formulas or secret processes and will return any such information (in whatever form) then in his possession.

(d)    In the Event Executive’s employment hereunder is terminated pursuant to Section 3(d), 3(e) or 3(f) hereof, Executive and the Company shall mutually agree on the time, method and content of any public announcement regarding Executive’s termination of employment hereunder and neither Executive nor the Company shall make any public statements which are inconsistent with the information mutually agreed upon by the Company and Executive and the parties hereto shall cooperate with each other in refuting any public statements made by other persons, which are inconsistent with the information mutually agreed upon between Executive and Company as described above.

(e)    Executive hereby agrees not to defame or disparage the Parent, the Company, their affiliates and their officers, directors, members or executives, and the Company hereby agrees that it shall not disparage or defame Executive through any official statement of the Company, provided that, in the event Executive’s employment is terminated for Cause, the Company shall be permitted, in its discretion, to disclose the facts and circumstances surrounding such termination. Executive hereby agrees to cooperate with the Company in refuting any defamatory or disparaging remarks by any third party made in respect of the Parent, the Company or their affiliates or their directors, members, officers or executives.

(f)    This Agreement does not limit Executive’s ability to communicate with any government agencies regarding matters within their jurisdiction or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice, to the government agencies. Nothing in this Agreement shall prevent Executive from the disclosure of Confidential Information or trade secrets that: (A) is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In the event that Executive files a lawsuit alleging retaliation by Company for reporting a suspected violation of law, Executive may disclose Confidential Information or trade secrets related to the suspected violation of law or alleged retaliation to Executive’s attorney and use the Confidential Information or trade secrets in the court proceeding if Executive or Executive’s attorney: (A) files any document containing Confidential Information or trade secrets under seal; and (B) does not disclose the Confidential Information or trade secrets, except pursuant to court order. The Company provides this notice in compliance with, among others, the Defend Trade Secrets Act of 2016.

10.    Injunctive Relief.

It is impossible to measure in money the damages that will accrue to the Company in the event that Executive breaches any of the restrictive covenants provided in Sections 7 and 8 hereof. In the event that Executive breaches any such restrictive covenant, the Company shall be entitled to an injunction restraining Executive from violating such restrictive covenant (without posting any bond or other security). If the Company shall institute any action or proceeding to enforce any such restrictive covenant, Executive hereby waives the claim or defense that the Company has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. The foregoing shall not prejudice the Company’s right to require Executive to account for and pay over to the Company, and Executive hereby agrees to account for and pay over, the compensation, profits, monies, accruals or other benefits derived or received by Executive as a result of any transaction constituting a breach of any of the restrictive covenants provided in Sections 7 or 8 hereof.

11.    Representations.

(a)    The parties hereto hereby represent that they each have the authority to enter into this Agreement, and Executive hereby represents to the Company that the execution of, and performance of duties under, this Agreement shall not constitute a breach of or otherwise violate any other agreement to which Executive is a party.

(b)    Executive hereby represents to the Company that he will not utilize or disclose any confidential information obtained by Executive in connection with his former employment with respect to his duties and responsibilities hereunder.

12.    Miscellaneous.

(a)    Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:

ON Semiconductor Corporation

5005 East McDowell Road

Phoenix, Arizona 85008

Attention: Board of Directors and Secretary

If to Executive, to the address for Executive on file with the Company at the time of the notice or to such other address as any party hereto may designate by notice to the others.

(b)    This Agreement shall constitute the entire agreement among the parties hereto with respect to Executive’s employment hereunder, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to Executive’s employment, including, without limitation, the Prior Agreement (it being understood that, except as otherwise expressly stated in this Agreement, any equity awards granted to Executive shall be governed by the relevant equity plan document and related equity grant agreement and any other related documents).

(c)    This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

(d)    The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

(e)    (i) This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by Executive.

(i)    The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in the Agreement, the “Company” shall mean both the Company as defined above and any such successor that assumes this Agreement, by operation of law or otherwise.

(f)    Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by Company shall be implied by Company’s forbearance or failure to take action.

(g)    The Company may withhold from any amounts payable to Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation, (it being understood, that Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(h)    This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona without reference to its principles of conflicts of law. The parties hereto hereby agree that any dispute, claim or cause of action related to this Agreement or Executive’s employment hereunder shall be commenced in Maricopa County, Arizona, and the parties hereby submit to the exclusive jurisdiction of such courts and waive any claim of forum non conveniens.

(i)    This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile of a signature shall be deemed to be and have the effect of an original signature.

(j)    The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

(k)    (i) Notwithstanding anything set forth herein to the contrary, no amount payable pursuant to this Agreement on account of Executive’s termination of employment which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Internal Revenue Code (“Section 409A Regulations”) shall be paid unless and until Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Executive’s separation from service, no amount that constitutes a deferral of compensation that is payable on account of Executive’s separation from service shall be paid to Executive before the Delayed Payment Date. All such amounts that would, but for this subsection, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(ii)    The Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Internal Revenue Code (the “Code”). The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code and the Section 409A Regulations or an exception thereto. However, the Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this Agreement. Notwithstanding the foregoing, in the event this Agreement or any benefit paid to Executive hereunder is deemed to be subject to Section 409A of the Code, Executive consents to the Company adopting such conforming amendments as the Company deems necessary, in its sole discretion, to comply with Section 409A, without reducing the amounts of any benefits due to Executive hereunder.

(l)    By signing this Agreement, Executive agrees to be bound by, and comply with the terms of the compensation recovery policy or policies (and related practices) of the Company or its affiliates as such may be in effect from time-to-time.

13.    Section 280G of the Code.

(a)    Sections 280G and 4999 of the Code may place significant tax burdens on both Executive and the Company if the total payments made to Executive due to certain change in control events described in Section 280G of the Code (the “Total Change in Control Payments”) equal or exceed Executive’s 280G Cap. For this purpose, Executive’s “280G Cap” is equal to Executive’s average annual compensation in the five (5) calendar years preceding the calendar year in which the change in control event occurs (the “Base Period Income Amount”) times three (3). If the Total Change in Control Payments equal or exceed the 280G Cap, Section 4999 of the Code imposes a 20% excise tax (the “Excise Tax”) on all amounts in excess of one (1) times Executive’s Base Period Income Amount. In determining whether the Total Change in Control Payments will equal or exceed the 280G Cap and result in the imposition of an Excise Tax, the provisions of Sections 280G and 4999 of the Code and the applicable Treasury Regulations will control over the general provisions of this Section 13. All determinations and calculations required to implement the rules set forth in this Section 13 shall take into account all applicable federal, state, and local income taxes and employment taxes (and for purposes of such calculations, Executive shall be deemed to pay income taxes at the highest combined federal, state and local marginal tax rates for the calendar year in which the Total Change in Control Payments are to be made, less the maximum federal income tax deduction that could be obtained as a result of a deduction for state and local taxes (the “Assumed Taxes”)).

(b)    Subject to the “best net” exception described in Section 13(c), in order to avoid the imposition of the Excise Tax, the total payments to which Executive is entitled under this Agreement or otherwise will be reduced to the extent necessary to avoid equaling or exceeding the 280G Cap, with such reduction first applied to the cash severance payments that Executive would otherwise be entitled to receive pursuant to this Agreement and thereafter applied in a manner that will not subject Executive to tax and penalties under Section 409A of the Code.

(c)    If Executive’s Total Change in Control Payments minus the Excise Tax and the Assumed Taxes (payable with respect to the amount of the Total Change in Control Payments) exceeds the 280G Cap minus the Assumed Taxes (payable with respect to the amount of the 280G Cap), then the total payments to which Executive is entitled under this Agreement or otherwise will not be reduced pursuant to Section 13(b). If this “best net” exception applies, Executive shall be fully responsible for paying any Excise Tax (and income or other taxes) that may be imposed on Executive pursuant to Section 4999 of the Code or otherwise.

(d)    The Company will engage a law firm, a certified public accounting firm, and/or a firm of reputable executive compensation consultants (the “Consultant”) to make any necessary determinations and to perform any necessary calculations required in order to implement the rules set forth in this Section 13. The Consultant shall provide detailed supporting calculations to both the Company and Executive and all fees and expenses of the Consultant shall be borne by the Company. If the provisions of Section 280G and 4999 of the Code are repealed without succession, this Section 13 shall be of no further force or effect. In addition, if this provision does not apply to Executive for whatever reason, this Section shall be of no further force or effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ON Semiconductor Corporation

/s/ TOBIN COOKMAN
Name:	Tobin Cookman
Title:	Senior Vice President, Human Resources and Assistant Compliance and Ethics Officer

/s/ KEITH JACKSON
Name:	Keith Jackson